Global Crossing Announces

First Quarter 2011 Results

  "Invest and grow" revenue increased 6 percent year over year to $587 million.
  OIBDA increased 9 percent year over year to $84 million.
  First quarter year-over-year revenue and OIBDA growth in line with annual guidance.
  Planning under way for successful combination with Level 3.

FOR IMMEDIATE RELEASE: TUESDAY, MAY 3, 2011

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced unaudited first-quarter 2011 results. The company said it will discuss its consolidated financial and operational results for the first-quarter 2011 on a conference call this morning.

"We delivered another quarter of year-over-year growth, with a six percent increase in 'invest and grow' revenue and a nine percent increase in OIBDA," said John Legere, chief executive officer of Global Crossing.  "Our first quarter results were consistent with our annual revenue and OIBDA guidance and we remain confident in our growth expectations for 2011. Meanwhile, we are preparing for our strategic combination with Level 3, which will create a stronger competitor with increased scale and resources, significantly greater network reach and a broader portfolio of products and services to serve enterprise and carrier customers around the world."

Results at a Glance
(Dollars in Millions)		Change vs. 1Q 2010
	1Q 2011	Reported	Constant
			Currency
Consolidated Revenues	$ 661	2%	1%
"Invest and Grow" Revenues	$ 587	6%	5%
OIBDA	$ 84	9%	6%

Free Cash Flow	$ (93)	$ (21)

The company's OIBDA, Free Cash Flow and constant currency measures are non-GAAP measures.  See "Non-GAAP Metrics" below and the reconciliations of OIBDA and Free Cash Flow to the most directly comparable GAAP measures in the attached financial tables.

First Quarter Results

Global Crossing's strategic "invest and grow" services generated revenue of $587 million in the first quarter, a decrease of 2 percent sequentially and an increase of 6 percent year over year. The sequential decrease in "invest and grow" revenue was primarily due to a $13 million non-recurring revenue benefit in the prior quarter, including $6 million for the completion of a customer contract and $7 million for equipment sold in connection with a new managed services contract. The year-over-year increase in "invest and grow" revenue was primarily driven by sales to enterprise customers in the Rest of World and GC Impsat segments.

On a segment basis, Rest of World (ROW), GC Impsat and GCUK generated "invest and grow" revenue of $332 million, $150 million, and $113 million, respectively. Sequentially, both ROW and GC Impsat decreased 1 percent and GCUK decreased 12 percent. Sequentially, GCUK revenue was unfavorably impacted by the aforementioned $13 million non-recurring revenue benefit in the prior quarter. Year over year, ROW increased 6 percent, GC Impsat increased 16 percent and GCUK decreased 5 percent.

The company's consolidated revenue, which includes non-strategic wholesale voice services, was $661 million in the first quarter of 2011, a decrease of 3 percent sequentially and an increase of 2 percent year over year. The company's wholesale voice business generated revenue of $74 million in the first quarter, a 9 percent decrease sequentially and a 21 percent decrease year over year. The company continues to emphasize margin optimization over revenue growth for this non-strategic product offering.

Global Crossing reported gross margin for the first quarter of $205 million, compared with $231 million in the fourth quarter of 2010 and $193 million in the first quarter of 2010. The sequential decrease in gross margin was primarily due to higher access and accrued incentive compensation costs, in addition to a $6 million non-recurring margin benefit in the prior quarter arising from the aforementioned non-recurring revenue benefit of $13 million. The year-over-year improvement in gross margin of $12 million was driven by revenue growth and improved sales mix, partially offset by $10 million of benefits in the year-ago quarter from non-recurring property tax and insurance recoveries.

Sales, general and administrative (SG&A) expenses were $121 million in the first quarter of 2011, compared with $110 million in the fourth quarter of 2010 and $116 million in the first quarter of 2010. The sequential increase was principally due to higher payroll costs, including accrued sales and incentive compensation expense, seasonally higher benefit costs and severance charges related to cost reduction initiatives. The year-over-year increase was also principally due to increases in these payroll costs.

Global Crossing reported $84 million of OIBDA in the first quarter, compared with $121 million in the fourth quarter of 2010 and $77 million in the first quarter of 2010. On a segment basis, ROW, GC Impsat and GCUK contributed $17 million, $49 million and $18 million, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $34 million for the first quarter of 2011. On a sequential basis, net loss increased $33 million primarily due to a decrease in OIBDA and an increase in provisions for income taxes, partially offset by favorable foreign exchange impacts. On a year-over-year basis, the $86 million improvement in net loss was principally due to favorable foreign exchange impacts reflected in other income (expense), net compared with unfavorable foreign exchange impacts in the same quarter last year, accompanied by lower depreciation and amortization expense and higher OIBDA.

Cash and Liquidity

As of March 31, 2011, Global Crossing had $265 million of unrestricted cash, compared with $372 million at December 31, 2010 and $359 million at March 31, 2010. Including $9 million of restricted cash, Global Crossing had total cash of $274 million at March 31, 2011.

Cash used in operating activities for the first quarter was $57 million. Global Crossing received $13 million in proceeds from the sale of IRUs and prepaid services in the first quarter. Uses of cash for the quarter included $88 million for operating working capital, $50 million for cash interest payments and $52 million for capital expenditures and principal payments on capital leases.

The company reported Free Cash Flow of negative $93 million in the quarter, compared with $102 million in the prior quarter and negative $72 million in the year-ago period. The sequential movement was primarily driven by a use of cash for operating working capital, decreased OIBDA, lower IRU receipts and a timing-driven increase in cash interest. Year over year, the decrease was principally driven by lower IRU receipts and an increase in cash interest, partially offset by the increase in OIBDA.

2011 Guidance

On February 22, 2011, the company provided 2011 guidance for "invest and grow" revenue to increase by approximately 6 to 9 percent. At the midpoint of the revenue growth range, the company expected OIBDA to increase to roughly $425 million.

Setting aside incremental costs associated with effecting the Level 3 combination, management continues to forecast 2011 revenue and OIBDA performance in line with annual guidance. The guidance reflects various assumptions and projections which may or may not materialize. Some of the risks and uncertainties that could cause actual results to differ materially from these estimates are referenced below.

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G and Item 10(e)(1)(i) of Regulation S-X, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).  In addition, measures referred to in this press release as being calculated "in constant currency terms" are non-GAAP measures intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such measures are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Conference Call
The company will hold a conference call on Tuesday, May 3, 2011, at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2909 or, if calling from within the United Kingdom, by dialing +44 203 300 0097. Callers are advised to access the call 15 minutes before the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on May 3, 2011, beginning at 11:00 a.m. EDT and will be accessible until May 10, 2011 at 11:00 a.m. EDT.  To access the replay, North American callers may dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21521402. Callers in the United Kingdom may dial +44 870 000 3081 or +1 800 692 0831 and enter reservation number 21521402.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP, Ethernet, data center and video solutions provider with the world's first integrated global IP-based network.  The company offers a full range of data, voice, collaboration, broadcast and media services delivered with superior customer service.

Global Crossing provides services to enterprises (including approximately 40 percent of the Fortune 500); government departments and agencies; and 700 carriers, mobile operators and ISPs.  It delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 world-class data centers in major business centers around the globe.

Please visit www.globalcrossing.com for more information about Global Crossing.

# # #

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com.  Global Crossing utilizes its website as a channel of distribution of important information about the company.  Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q, 8-K, and in respect of GCUK's Forms 20-F and 6-K, as soon as reasonably practicable after those filings are made with the SEC.  Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  The proposed transaction will be submitted to the stockholders of Level 3, Inc. ("Level 3") and the stockholders of Global Crossing Limited ("Global Crossing") for their consideration.  Level 3 and Global Crossing will file a registration statement on Form S-4, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC.  Level 3 and Global Crossing will each provide the final joint proxy statement/prospectus to its respective stockholders.  Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information about Level 3, Global Crossing and the proposed transaction.  Investors and security holders will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Level 3 and Global Crossing free of charge at the SEC's Web Site at http://www.sec.gov. In addition, the joint proxy statement/prospectus, the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by Level 3 may be obtained free of charge by directing such request to:  Investor Relations, Level 3, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021 or from Level 3's Investor Relations page on its corporate website at http://www.Level 3.com and the joint proxy statement/prospectus, the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus and the other documents filed with the SEC by Global Crossing be obtained free of charge by directing such request to: Global Crossing by telephone at (800) 836-0342 or by submitting a request by e-mail to glbc@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda or from Global Crossing's Investor Relations page on its corporate website at http://www.globalcrossing.com.

Level 3, Global Crossing and their respective directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of Level 3 and from the stockholders of Global Crossing, respectively.  Information about the directors and executive officers of Level 3 is set forth in the proxy statement on Schedule 14A for Level 3's 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2011 and information about the directors and executive officers of Global Crossing is set forth in the proxy statement for Global Crossing's 2011 Annual General Meeting of Shareholders, which was filed with the SEC on April 29, 2011. Additional information regarding participants in the proxy solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

# # #

This press release contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: the failure to occur of any condition to the closing of the acquisition of Global Crossing by Level 3 and uncertainties as to the timing of the closing; the failure to achieve or any delay in achieving expected synergies and other financial benefits from the acquisition; changes in Global Crossing's risk profile resulting from the acquisition; limitations on Global Crossing's financial and operational flexibility that arise under the covenants in the amalgamation agreement that could restrict it from taking advantage of opportunities to strategically enhance its business or improve its capital structure; delays or reductions in purchases from Global Crossing by customers because of their perceived uncertainty about its ability to meet their needs after closing of the acquisition; disruptions in Global Crossing's business due to current and prospective employees experiencing uncertainty about their future roles with the company and the diversion of their time and attention from ongoing business operations; Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the availability of future borrowings in an amount sufficient to pay Global Crossing's indebtedness and to fund its other liquidity needs; legal and contractual restrictions on the inter-company transfer of funds by Global Crossing's subsidiaries; Global Crossing's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of Global Crossing's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to Global Crossing's substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing's books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value that would prevail on an open market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with Global Crossing's own internal controls; exposure to contingent liabilities; and other risks referenced from time to time in Global Crossing's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Gino Mathew

+1 973 937 0133

Gino.Mathew@globalcrossing.com

IR/PR1

Global Crossing Limited and Subsidiaries		Table 1
Condensed Consolidated Balance Sheets
($ in millions)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 265	$ 372
Restricted cash and cash equivalents - current portion	4	4
Accounts receivable, net of allowances of $47 and $45	356	324
Prepaid costs and other current assets	103	91

Total current assets	728	791

Restricted cash and cash equivalents - long term	5	5
Property and equipment, net of accumulated depreciation of $1,613 and $1,514	1,189	1,179
Intangible assets, net (including goodwill of $211 and $208)	229	227
Other assets	110	108

Total assets	$ 2,261	$ 2,310

LIABILITIES:
Current liabilities:
Accounts payable	$ 262	$ 297
Accrued cost of access	91	78
Short term debt and current portion of long term debt	37	27
Obligations under capital leases - current portion	52	51
Deferred revenue - current portion	180	184
Other current liabilities	366	376

Total current liabilities	988	1,013

Long term debt	1,328	1,311
Obligations under capital leases	78	72
Deferred revenue	337	338
Other deferred liabilities	55	53

Total liabilities	2,786	2,787

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
61,064,896 and 60,497,709 shares issued and outstanding as of
March 31, 2011 and December 31, 2010, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,444	1,443
Accumulated other comprehensive income (loss)	(1)	15
Accumulated deficit	(1,971)	(1,938)

Total shareholders' deficit	(525)	(477)

Total liabilities and shareholders' deficit	$ 2,261	$ 2,310

Global Crossing Limited and Subsidiaries			Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011 [1]	2010 [1]	2010

Revenue	$ 661	$ 683	$ 648

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(298)	(289)	(305)
Real estate, network and operations	(108)	(105)	(99)
Third party maintenance	(24)	(26)	(27)
Cost of equipment and other sales	(26)	(32)	(24)
Total cost of revenue	(456)	(452)	(455)
Gross margin	205	231	193
Selling, general and administrative	(121)	(110)	(116)
Depreciation and amortization	(80)	(85)	(88)
Operating income (loss)	4	36	(11)
Other income (expense):
Interest income	-	1	-
Interest expense	(45)	(50)	(49)
Other income (expense), net	18	(14)	(52)
Loss before benefit (provision) for income taxes	(23)	(27)	(112)
Benefit (provision) for income taxes	(10)	27	(7)
Net loss	(33)	-	(119)
Preferred stock dividends	(1)	(1)	(1)
Loss applicable to common shareholders	$ (34)	$ (1)	$ (120)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$ (0.56)	$ (0.02)	$ (1.99)
Weighted average number of common shares	60,755,348	60,493,579	60,267,487

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries			Table 3
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011 [1]	2010 [1]	2010

Cash flows provided by (used in) operating activities:
Net loss	$ (33)	$ -	$ (119)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of property and equipment	-	-	(1)
Non-cash loss on extinguishment of debt	-	5	-
Deferred income tax	2	(23)	-
Non-cash stock compensation expense	4	5	5
Depreciation and amortization	80	85	88
Provision for doubtful accounts	1	2	2
Amortization of prior period IRUs	(7)	(6)	(6)
Change in long term deferred revenue	4	16	10
Other	(20)	(5)	62
Change in operating working capital:
- Changes in accounts receivable	(28)	19	(47)
- Changes in accounts payable and accrued cost of access	(27)	20	(6)
- Changes in other current assets	(12)	5	(7)
- Changes in other current liabilities	(21)	26	(12)
Net cash provided by (used in) operating activities	(57)	149	(31)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(36)	(47)	(41)
Genesis acquisition, net of cash acquired	-	(7)	-
Change in restricted cash and cash equivalents	-	9	2
Net cash used in investing activities	(36)	(45)	(39)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	-	150	-
Repayment of capital lease obligations	(16)	(17)	(14)
Repayment of long term debt (including current portion)	(1)	(170)	(4)
Premium paid on extinguishment of debt	-	(2)	-
Proceeds from exercise of stock options	1	1	-
Finance costs incurred	(1)	(4)	(1)
Proceeds from sales/leasebacks	4	-	-
Payment of employee taxes on share-based compensation	(3)	-	(1)
Net cash used in financing activities	(16)	(42)	(20)

Effect of exchange rate changes on cash and cash equivalents	2	(1)	(28)
Net increase (decrease) in cash and cash equivalents	(107)	61	(118)
Cash and cash equivalents, beginning of period	372	311	477
Cash and cash equivalents, end of period	$ 265	$ 372	$ 359

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries															Table 4
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Quarter Ended March 31, 2011					Quarter Ended December 31, 2010					Quarter Ended March 31, 2010
	GCUK	GC Impsat	ROW 1, 2	Eliminations	Total	GCUK	GC Impsat	ROW 1, 2	Eliminations	Total	GCUK	GC Impsat	ROW 1	Eliminations	Total

Revenue	$ 114	$ 152	$ 403	$ (8)	$ 661	$ 129	$ 154	$ 412	$ (12)	$ 683	$ 120	$ 132	$ 402	$ (6)	$ 648
Cost of revenue
Cost of access	(35)	(34)	(237)	8	(298)	(35)	(37)	(228)	11	(289)	(38)	(31)	(242)	6	(305)
Real estate, network and operations	(19)	(24)	(65)	-	(108)	(19)	(25)	(62)	1	(105)	(10)	(22)	(67)	-	(99)
Third party maintenance	(5)	(6)	(13)	-	(24)	(5)	(7)	(14)	-	(26)	(5)	(7)	(15)	-	(27)
Cost of equipment and other sales	(17)	(5)	(4)	-	(26)	(23)	(6)	(3)	-	(32)	(17)	(4)	(3)	-	(24)
Total cost of revenue	(76)	(69)	(319)	8	(456)	(82)	(75)	(307)	12	(452)	(70)	(64)	(327)	6	(455)
Gross margin	38	83	84	-	205	47	79	105	-	231	50	68	75	-	193
Selling, general and administrative	(20)	(34)	(67)	-	(121)	(19)	(33)	(58)	-	(110)	(20)	(28)	(68)	-	(116)
Depreciation and amortization	(16)	(20)	(44)	-	(80)	(17)	(20)	(48)	-	(85)	(17)	(24)	(47)	-	(88)
Operating income (loss)	2	29	(27)	-	4	11	26	(1)	-	36	13	16	(40)	-	(11)
Other income (expense):
Interest income	2	1	3	(6)	-	2	-	5	(6)	1	2	1	4	(7)	-
Interest expense	(15)	(3)	(33)	6	(45)	(14)	(6)	(36)	6	(50)	(14)	(7)	(35)	7	(49)
Other income (expense), net	7	1	10	-	18	(4)	2	(12)	-	(14)	(13)	(28)	(11)	-	(52)
Income (loss) before benefit (provision) for income taxes	(4)	28	(47)	-	(23)	(5)	22	(44)	-	(27)	(12)	(18)	(82)	-	(112)
Benefit (provision) for income taxes	-	(9)	(1)	-	(10)	-	27	-	-	27	-	(6)	(1)	-	(7)
Net income (loss)	(4)	19	(48)	-	(33)	(5)	49	(44)	-	-	(12)	(24)	(83)	-	(119)
Preferred stock dividends	-	-	(1)	-	(1)	-	-	(1)	-	(1)	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (4)	$ 19	$ (49)	$ -	$ (34)	$ (5)	$ 49	$ (45)	$ -	$ (1)	$ (12)	$ (24)	$ (84)	$ -	$ (120)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries					Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended March 31, 2011
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 113	$ 148	$ 326	$ -	$ 587
Carrier voice	1	2	71	-	74
Intersegment revenue	-	2	6	(8)	-
Consolidated revenue	$ 114	$ 152	$ 403	$ (8)	$ 661

	Quarter Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 128	$ 149	$ 325	$ -	$ 602
Carrier voice	1	3	77	-	81
Intersegment revenue	-	2	10	(12)	-
Consolidated revenue	$ 129	$ 154	$ 412	$ (12)	$ 683

	Quarter Ended March 31, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 119	$ 127	$ 308	$ -	$ 554
Carrier voice	1	3	90	-	94
Intersegment revenue	-	2	4	(6)	-
Consolidated revenue	$ 120	$ 132	$ 402	$ (6)	$ 648

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries					Table 6
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense, income taxes and preferred stock dividends, and of other items not associated with our everyday operations.

	Quarter Ended March 31, 2011
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 18	$ 49	$ 17	$ -	$ 84
Depreciation and amortization	(16)	(20)	(44)	-	(80)
Operating income (loss)	2	29	(27)	-	4
Interest income	2	1	3	(6)	-
Interest expense	(15)	(3)	(33)	6	(45)
Other income, net	7	1	10	-	18
Provision for income taxes	-	(9)	(1)	-	(10)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (4)	$ 19	$ (49)	$ -	$ (34)

	Quarter Ended December 31, 2010
	GCUK	GC Impsat	ROW [1,2]	Eliminations	Total

OIBDA	$ 28	$ 46	$ 47	$ -	$ 121
Depreciation and amortization	(17)	(20)	(48)	-	(85)
Operating income (loss)	11	26	(1)	-	36
Interest income	2	-	5	(6)	1
Interest expense	(14)	(6)	(36)	6	(50)
Other income (expense), net	(4)	2	(12)	-	(14)
Benefit for income taxes	-	27	-	-	27
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (5)	$ 49	$ (45)	$ -	$ (1)

	Quarter Ended March 31, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 30	$ 40	$ 7	$ -	$ 77
Depreciation and amortization	(17)	(24)	(47)	-	(88)
Operating income (loss)	13	16	(40)	-	(11)
Interest income	2	1	4	(7)	-
Interest expense	(14)	(7)	(35)	7	(49)
Other expense, net	(13)	(28)	(11)	-	(52)
Provision for income taxes	-	(6)	(1)	-	(7)
Preferred stock dividends	-	-	(1)	-	(1)
Loss applicable to common shareholders	$ (12)	$ (24)	$ (84)	$ -	$ (120)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' results have been consolidated into Global Crossing results as ROW.

Global Crossing Limited and Subsidiaries		Table 7
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by (Used in) Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by (used in) operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended
March 31,
2011 [1]

Free Cash Flow	$ (93)
Purchases of property and equipment	36
Net cash used in operating activities	$ (57)

Quarter Ended
December 31,
2010 [1]

Free Cash Flow	$ 102
Purchases of property and equipment	47
Net cash provided by operating activities	$ 149

Quarter Ended
March 31,
2010

Free Cash Flow	$ (72)
Purchases of property and equipment	41
Net cash used in operating activities	$ (31)

1 On October 29, 2010, Global Crossing acquired Genesis Networks Inc. (Genesis), and since that date Genesis' cash flows have been consolidated into Global Crossing.

Global Crossing Limited and Subsidiaries	Table 8
Unaudited Reconciliation of 2011 OIBDA Guidance

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the statement we make about a specific non-GAAP measure is satisfied, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 22, 2011, which included the Company's expectation that 2011 full-year OIBDA would be roughly $425 million at the midpoint of its revenue guidance range and otherwise based on the assumptions set forth in the February 22, 2011 press release.

Twelve Months Ended
December 31, 2011
($ in millions)

OIBDA	$ 425
Depreciation and amortization	(321)
Operating income	104
Interest expense, net	(190)
Provision for income taxes	(38)
Preferred stock dividends	(4)
Net loss applicable to common shareholders	$ (128)

For definition and further description of this non-GAAP measure see table 6.